Exhibit 99.1

Bruker BioSciences Reports 6.4% Revenue Growth and Improved Operating Income, Net Income and Operating Cash Flow for the Third Quarter 2005

Billerica, Massachusetts, November 2, 2005 (BUSINESS WIRE)  —  Bruker BioSciences Corporation (NASDAQ: BRKR) today reported third quarter 2005 revenue of $70.7 million, a 6.4% increase from revenue of $66.5 million in the third quarter of 2004.  For the nine months ended September 30, 2005, revenue increased 9.2% to $217.0 million, compared to $198.8 million for the same period last year.  Revenue growth during the three and nine months ended September 30, 2005 included favorable foreign currency effects of 0.4% and 2.5%, respectively.

Third quarter 2005 operating income was $2.9 million, compared to an operating loss of ($0.1) million in the third quarter of 2004.  Net income in the third quarter of 2005 was $1.1 million, or $0.01 per diluted share, compared to a net loss of ($3.1) million, or ($0.03) per diluted share, in the third quarter of 2004.  For the nine months ended September 30, 2005, operating income was $6.4 million, and net income was $1.8 million, or $0.02 per diluted share, compared to an operating loss of ($3.7) million, and a net loss of ($7.0) million, or ($0.08) per diluted share, for the comparable period in 2004.

During the third quarter 2005, positive operating cash flow of $3.9 million increased our cash position to $95.3 million. For the nine months ended September 30, 2005, we had positive operating cash flow of $25.6 million.

Commenting on the quarter, Frank Laukien, President and CEO, said: “We continue to make progress with our various on-going gross margin improvement initiatives and continued expense control, which resulted in improved profitability during the third quarter, both year-over-year and sequentially.  I also believe we are well positioned in the markets we serve with our customer-oriented culture, strong technology and IP base, and performance-leading products. This year, we have continued to invest in new products and integrated bio-analytical solutions, as well as in additional marketing and customer support capabilities. In 2006, we also expect top- and bottom-line contributions from our recently announced X-ray software and microanalysis acquisitions, which are expected to close in the near future.”

William Knight, Chief Financial Officer, commented: “Improvements in our profitability remain our top priority and these efforts continue to result in improved operating and net income.  I am pleased with our results in the third quarter, and view our third quarter and year-to-date financial performance as part of a successful turn-around and clear positive trend, as we continue our progress towards our longer term financial goals.  I am also encouraged by our positive operating cash flow of $25 million during the first three quarters of 2005, and our strengthened balance sheet with significant reductions in accounts receivables, inventory and outstanding debt balances.

OPERATING BUSINESSES

Set forth below is selected financial information for Bruker BioSciences’ two operating businesses:  Bruker Daltonics (life-science mass spectrometry and NBC detection business) and Bruker AXS (x-ray analysis business):

BRUKER DALTONICS

In the third quarter of 2005, revenue for the Bruker Daltonics business increased 8.0% to $36.9 million, from $34.2 million in the third quarter of 2004.  For the nine months ended September 30, 2005, revenue for the Bruker Daltonics business increased 8.4% to $117.0 million, from $107.9 million for the same period last year.  For the nine months ended September 30, 2005, Bruker Daltonics’ revenue was derived 70% from life-science mass spectrometry systems, 10% from substance detection systems, and 20% from after-market sales.  EBITDA was $4.2 million for the third quarter of 2005, compared to $2.6 million for the third quarter of 2004.  EBITDA was $10.8 million for the nine months ended September 30, 2005, compared to $5.5 million for the same period last year.

BRUKER AXS

In the third quarter of 2005, revenue for the Bruker AXS business increased 5.2% to $33.9 million, from $32.3 million in the third quarter of 2004.  For the nine months ended September 30, 2005, revenue for the Bruker AXS business increased 10.6% to $100.5 million, from $90.9 million for the same period last year.   For the nine months ended September 30, 2005, Bruker AXS’ revenue was derived 75% from systems sales and 25% from after-market sales.  EBITDA was $1.5 million in the third quarter of 2005, compared to $0.1 million in the third quarter of 2004.  EBITDA was $4.6 million for the nine months ended September 30, 2005, compared to ($0.8) million for the same period last year.

USE OF NON-GAAP FINANCIAL MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the non-GAAP measure of EBITDA.  EBITDA is defined as US GAAP operating income (loss) excluding depreciation and amortization expense.  We believe that the inclusion of this non-GAAP measure helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts.  However, the non-GAAP financial measure included in this press release is not meant to be a better presentation or a substitute for results of operations prepared in accordance with GAAP.  Reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

EARNINGS CONFERENCE CALL

Bruker BioSciences will host an operator-assisted earnings conference call at 5 p.m. Eastern Standard Time on Wednesday, November 2, 2005.  To listen to the webcast, investors can go to www.bruker-biosciences.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada.  Investors should refer to the Bruker BioSciences Quarterly Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 39147513.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc. and Bruker AXS Inc.  Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on x-ray technology.  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry.  Bruker Daltonics also offers a broad line of nuclear, biological and chemical (NBC) detection products for defense and homeland security.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, exposure to currency fluctuations, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K for the year ended December 31, 2004, our most recent quarterly reports on Form 10-Q, and our current reports on Form 8-K.  We disclaim any intent or obligation to update these forward-looking statements.

Condensed consolidated statements of operations, operating business information, and balance sheets follow for Bruker BioSciences Corporation.

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Product revenue	$61,062	$58,413	$188,609	$174,707
Service revenue	8,747	7,430	26,479	22,855
Other revenue	928	634	1,928	1,216
Total revenue	70,737	66,477	217,016	198,778

Cost of product revenue	35,452	32,960	107,992	103,815
Cost of service revenue	4,866	4,570	16,681	14,205
Total cost of revenue	40,318	37,530	124,673	118,020

Gross profit margin	30,419	28,947	92,343	80,758

Operating Expenses:
Sales and marketing	11,845	12,952	37,382	38,816
General and administrative	5,677	5,257	16,632	14,515
Research and development	9,969	10,824	31,951	31,091
Total operating expenses	27,491	29,033	85,965	84,422

Operating income (loss)	2,928	(86)	6,378	(3,664)

Interest and other income (expense), net	577	(1,902)	1,001	(2,768)

Income (loss) before income tax provision and minority interest in consolidated subsidiaries	3,505	(1,988)	7,379	(6,432)
Income tax provision	2,398	955	5,468	395

Income (loss) before minority interest in consolidated subsidiaries	1,107	(2,943)	1,911	(6,827)
Minority interest in consolidated subsidiaries	28	115	131	145
Net income (loss)	$1,079	$(3,058)	$1,780	$(6,972)

Net income (loss) per share:
Basic	$0.01	$(0.03)	$0.02	$(0.08)
Diluted	$0.01	$(0.03)	$0.02	$(0.08)

Weighted average shares outstanding:
Basic	89,476	89,456	89,473	88,156
Diluted	89,669	89,456	89,620	88,156

Bruker BioSciences Corporation

BRUKER DALTONICS SELECTED OPERATING BUSINESS INFORMATION

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Total revenue	$36,949	$34,218	$116,954	$107,928

Operating income	$2,946	$1,532	$6,894	$1,784

Depreciation and amortization	1,269	1,020	3,930	3,728
EBITDA	$4,215	$2,552	$10,824	$5,512

Bruker BioSciences Corporation

BRUKER AXS SELECTED OPERATING BUSINESS INFORMATION

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Total revenue	$33,938	$32,259	$100,520	$90,851

Operating income (loss)	$595	$(775)	$1,836	$(3,541)

Depreciation and amortization	930	912	2,722	2,760
EBITDA	$1,525	$137	$4,558	$(781)

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)
ASSETS

Current assets:
Cash and short-term investments	$95,337	$77,691
Accounts receivable, net	49,370	57,792
Due from affiliated companies	5,920	9,530
Inventories	99,309	107,748
Other current assets	13,103	18,530
Total current assets	263,039	271,291

Property and equipment, net	73,472	84,990
Intangible and other assets	14,835	15,266

Total assets	$351,346	$371,547

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$10,960	$12,205
Accounts payable	14,804	22,652
Due to affiliated companies	2,857	3,026
Other current liabilities	80,070	73,277
Total current liabilities	108,691	111,160

Long-term debt	21,821	27,763
Other long-term liabilities	13,593	15,156
Minority interest in subsidiaries	324	193

Total shareholders' equity	206,917	217,275

Total liabilities and shareholders' equity	$351,346	$371,547

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com